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                                                                    Exhibit 3.88
                            ARTICLES OF ORGANIZATION

                                       OF

                             NAPLES TBI REALTY, LLC

         1. Name. The name of this limited liability company is Naples TBI Realty LLC, a Florida limited liability company (the "Company").

         2. Duration. The Company shall have perpetual existence, commending on January 1, 2001.

         3. Purpose. The Company is organized for the purpose of transacting all lawful activities and businesses that may be conducted by a limited liability company under the laws of Florida.

         4. Place of Business. The mailing and street address of the Company's principal office is 28341 S. Tamiami Trail, Bonita Springs, Florida 34134.

                  1. Registered Agent and Office. The name, of the initial registered agent of the Company is C. Perry Peeples, Esq. The street address of the initial registered agent of the Company is 8889 Pelican Bay Boulevard, Suite 300, Naples, Florida 34108.

         5. Contributions to the Company. The total amount of cash initially contributed to the Company by the member(s) is ten dollars ($10.00). No additional contributions have been agreed upon.

         6. Additional Members. Additional members to the Company may be admitted, but only upon the unanimous consent of all members of the Company at the time admission is sought.

         7. Termination of Membership. Upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or upon the occurrence of any other event which terminates the continued membership of a member in the Company, the Company shall be dissolved unless the remaining members, by unanimous written agreement, consent to continue the business of the Company.

         8. Management of the Company. The Company shall be managed by one or more managers. The name and address of the initial manager, who shall serve until the first annual meeting of the members or until his successors axe elected and qualified, is:

                                      Toll Bros., Inc.
                                      28341 S. Tamiami Trail
                                      Bonita Springs, Florida 34134

         9. Regulations. The members shall have the power to adopt, alter, amend, or repeal the operating agreement of the Company containing provisions for the regulation and management of the affairs of the Company.

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         10. Voting. The Company is authorized to issue membership units with voting rights and membership units without voting rights.

         The undersigned executed these Articles of Organization effective as of the lst day of January, 2001.

                                  Toll Bros., Inc., a Pennsylvania
                                  Corporation

                                  By:  Ralph E. Reinert
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                                  Printed Name: Ralph E. Reinert
                                                ---------------------------
                                  Title: V.P.
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